Exhibit 3.21

ARTICLES OF ORGANIZATION

OF

DOSTEON SOLUTIONS, LLC

The undersigned, with the intention of creating a Maryland Limited Liability Company files the following Articles of Organization:

FIRST:                    The name of the Limited Liability Company (hereinafter, the “Company”) is: Dosteon Solutions, LLC.

SECOND:               The purpose for which the Company is filed is as follows: the business of orthotics and prosthetics and providing a range of services (including rehabilitation services) to patients as an alternative to surgery or following surgery and any and all lawful business for which limited liability companies may be organized under the laws of the State of Maryland.

THIRD:                  The address of the principal office of the Company is Two Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814.

FOURTH:              The resident agent of the Company is The Corporation Trust Incorporated, whose address is 300 E. Lombard Street, Baltimore, Maryland  21202.

Executed this 24th day of January, 2006.

DOSTEON SOLUTIONS, LLC

BY:

/s/ David S. Sanders
David S. Sanders
Organizer